Exhibit 10.6

STRICTLY CONFIDENTIAL - LEGAL PRIVILEGE

Zealand Pharma A/S

Restricted share unit PROGRAM 2020

TABLE OF CONTENTS

1	PURPOSE	3

2	ALLOTMENT OF RSUs	3

3	VESTING Period	3

4	ORDINARY DELIVERY OF SHARES BASED ON RSUs	4

5	EXTRAORDINARY VESTING AND DELIVERY OF SHARES BASED ON RSUs CONSIDERED VESTED	4

6	TRANSFER OF EMPLOYMENT	4

7	NO INSIDER TRADING	4

8	CHANGES IN THE COMPANY´S CAPITAL AND DIVIDEND	4

9	CASH SETTLEMENT	5

10	RECLAIM OF RSUs AND SHARES	5

11	OTHER TERMS AND CONDITIONS	5

12	TAX	5

13	Data protection	6

14	GOVERNING LAW AND VENUE	6

15	DEFINITIONS	6

ZEALAND PHARMA A/S

(CVR-no. 20045078)

RESTRICTED SHARE UNIT PROGRAM 2020-1 (the “RSU Program 2020-1”)

1	PURPOSE

1.1	The purpose of this RSU Program 2020-1 is to retain and motivate the Participants and to ensure the maximization of shareholder value of the Company.

2	ALLOTMENT OF RSUs

2.1	Entry by a Participant into this RSU Program 2020-1 is made in accordance with the Entry Letter.

2.2	It is a requirement for participation in the RSU Program 2020-1 that the Entry Letter is electronically accepted by the Participant within the deadline stated in the Entry Letter.

2.3	Each grant of RESTRICTED SHARE UNITS (“RSUs”) to be allocated under the RSU Program 2020-1 to a Participant shall be determined by the Board of Directors at their sole discretion subject to Clauses 2.7 and 2.8.

2.4	The number of RSUs granted to be allocated under the RSU Program 2020-1 for a forthcoming 3-year period shall be determined based on the simple average of the closing price of the Company's share on Nasdaq Copenhagen A/S for a period of five trading days prior to the grant date.

2.5	RSUs are granted to the Participant free of charge.

2.6	Each RSU entitles the Participant to receive one (1) Share provided the vesting condition set out in this RSU Program 2020-1 Clause 3.1 is met (continued employment during the Vesting Period).

2.7	The total number of RSUs allotted annually to all employees of the Company, including the Participants under any share based long term incentive program including this RSU Program 2020-1 cannot exceed 10 % of the Shares.

2.8	The aggregated number of share rights/warrants which can be exercised by the executive management and share-based instruments allotted annually to members of the executive management shall not exceed 10% of the total number of shares in the Company.

3	VESTING Period

3.1	The RSUs have a three-year vesting period from 14 September 2020 – 13 September 2023 (the Vesting Period") and are subject to the Participant's continued employment during the Vesting Period.

3.2	If the Participant is not employed on 13 September 2023 the RSUs shall automatically become null and void notwithstanding the reason for termination of the employment.

4	ORDINARY DELIVERY OF SHARES BASED ON RSUs

4.1	Shares will automatically be delivered by the Company to the Participant at the latest 10 Danish business days after release of the Company's annual report or interim report following the vesting date (13 September 2023).

4.2	Shares shall be delivered by the Company into the Participant's custody account as specified by the Participant no later than 1 August 2023.

4.3	Shares shall be delivered by the Company free of charge.

5	EXTRAORDINARY VESTING AND DELIVERY OF SHARES BASED ON RSUs CONSIDERED VESTED

5.1	In addition to the ordinary delivery of Shares as set out in Clause 4, the Board of Directors may, at their sole discretion, at any time during the Vesting Period decide that the Company extraordinarily shall deliver Shares based on RSUs. The Board of Directors may decide so including, but not limited to, in connection with extraordinary events such as liquidation of the Company, the general meeting of the Company passes a resolution to merge or demerge the Company, significant divestments, a voluntary or mandatory public offer is made, a compulsory acquisition of the Company's shares pursuant to the Danish Companies Act, delisting of the Company etc.

6	TRANSFER OF EMPLOYMENT

6.1	If the Employer ceases to be a company in Zealand Pharma or if the Employer transfers activities and the Participant accepts that his/her employment relationship is transferred as part of a business transfer, the Company has the following two options: (a) the right to RSUs is upheld by the Participant on unchanged terms and conditions or (b) the RSUs are considered as fully or partly vested as decided by the Board of Directors at their sole discretion and the Company delivers Shares to the Participant. RSUs not considered as vested shall automatically become null and void without the Participant being entitled to any compensation.

6.2	If the Company decides on option (b), the Company must inform the Participant about the extraordinary delivery of Shares.

6.3	The Board of Directors may at their sole discretion grant an exception to any the above principles based on individual agreement with the Participant in question.

7	NO INSIDER TRADING

7.1	Sale of Shares received by a Participant is subject to the provisions on insider trading applicable at any time.

8	CHANGES IN THE COMPANY´S CAPITAL AND DIVIDEND

8.1	If the Company issues new shares, warrants, convertible bonds etc. that give the holder the right to subscribe for new shares in the Company; reduces or increases its share capital to any other price than the market price; merges as the surviving company; changes the nominal value of the shares; issues bonus shares or pays dividend, the number of RSUs shall not be adjusted. However, the Board of Directors may decide to adjust the number of RSUs. When calculating an adjustment, if any, the amount is to be rounded down to the next whole number of RSUs.

8.2	If the Board of Directors decides to adjust the number of RSUs, The Company shall ask its auditor or an independent third party appointed by the Company to calculate whether the number of RSUS shall be adjusted and, if so, the adjustment to be made. The result of the calculation will be forwarded to the Company and then to the Participants. The auditor's or the other independent third party's calculation is final and binding on the Company and the Participant. The costs to the auditor or independent third party shall be paid by the Company.

8.3	If the Company pays any dividend, the number of RSUs is not to be adjusted unless otherwise decided by the Board of Directors at its sole discretion.

8.4	During the Vesting Period, the Participants shall not have any right based on the Participants' holding of RSUs to vote at shareholders' general meetings of the Company, nor any right to receive dividends in respect of the RSUs.

9	CASH SETTLEMENT

9.1	If the Participant acquires the right to receive Shares based on vested RSUs, the Company may decide to make the settlement in cash instead of delivering Shares.

9.2	If the Company decides to settle in cash, the value of each Share shall shall be determined based on the average closing share price of the Shares for the three-day trading period following the latest open trading window prior to the latest date on which Shares should have been delivered to the Participant.

9.3	If the Company decides to make the settlement in cash instead of delivering Shares, the Company must inform the Employer hereof no later than on the date when the Company was to deliver the Shares.

10	RECLAIM OF RSUs AND SHARES

10.1	The Company will, under special circumstances, be entitled to reclaim any RSUs and Shares awarded under this RSU Program 2020-1 on the basis of data that have been misstated.

11	OTHER TERMS AND CONDITIONS

11.1	The RSUs are a personal right that cannot be assigned, pledged or used as payment to the Participant's creditors.

11.2	The RSUs and the Shares or the value of such shares is not to be included in calculations based on the Participant's salary, including any pension contributions, severance payment, any other agreed or compulsory compensation or damages etc., just as holiday pay or holiday allowance is not to be calculated on the basis of the value of any RSUs or Shares.

11.3	In one or several periods the Company may suspend or change the granting of RSUs and/or the delivery of Shares if the Company deems it necessary in order for the Company or its subsidiaries to comply with relevant Danish and foreign legislation and administrative rules and regulations. If due to the suspension, the RSUs and/or the Shares cannot be granted/delivered, the granting/delivery will take place as soon as possible.

11.4	Should any provision of this RSU Program 2020-1 be or become invalid in whole or in part, this shall not affect the validity of the remaining provisions of the RSU Program 2020-1. The invalid provision shall be replaced by a provision permitted by statute which most closely approximates the intended economic result of the invalid provision.

12	TAX

12.1	Any tax and social security contribution implications for the Participants resulting from any grant of RSUs or Shares are of no concern to the Company or to the Employer.

12.2	In the event that, as a consequence of the allotment of RSUs or the delivery of Shares, the Company or the Employer becomes obliged to pay any taxes, social security contributions or any other taxes or contributions, the Company reserves the right to postpone or prohibit delivery of the Shares until such time as such Participant shall have paid to the Company or to the Employer, the relevant amount of such taxes, social security contributions or any other taxes or contributions. The Company or, as applicable, the relevant Employer reserves the right to (i) deduct the amount of such taxes, social security contributions or other taxes or contributions from the salary payable to the Participant, or (ii) to dispose of all or part of the Shares in order to satisfy the Participant's obligations.

13	Data protection

13.1	In accordance with the General Data Protection Regulation, the Participant is hereby informed that the personal data relating to his/her name, contact details, holding of RSUs and shares and salary will be processed to administer the RSUs, to ensure fulfillment of the Company’s contractual obligations toward the Participant, and to comply with applicable laws, regulations and court orders. The personal data will further be transferred from the Employer where the Participant is employed to other employers, to the online administration platform provider or to public authorities to the extent required in connection with the allocation or administration of the RSUs. More comprehensive information about the processing of the Participant’s personal data, including the Participant’s rights with respect to such processing, can be found on the Company’s intranet.

14	GOVERNING LAW AND VENUE

14.1	The construction, validity and performance of this RSU Program 2020-1 shall be governed by and construed in accordance with the laws of Denmark without regard to conflicts of laws principles.

14.2	Any dispute, controversy or claim arising out of or relating to this RSU Program 2020-1, or its breach, termination or validity shall be settled by the Danish courts according to Danish law, unless the Company decides to settle the dispute by arbitration. Should the Company decide to do so, such dispute shall be finally settled by arbitration in accordance with the Rules of Procedure of the Danish Institute of Arbitration. The place of the arbitration shall be Copenhagen, Denmark and the language of the proceedings shall be English, unless otherwise agreed. If more than one Participant becomes subject to arbitration proceedings, fully or partly due to the same set of factual circumstances, such parties agree that the cases can be dealt with jointly by one arbitration tribunal. The arbitration tribunal shall decide the distribution of costs connected with the arbitration case. The existence of an arbitration case as well as any ruling made by the arbitration tribunal shall be kept in strict confidence.

15	DEFINITIONS

15.1	Definitions used in this RSU Program 2020-1 are set out in Exhibit 1.1.

Approved by the Board of Directors of Zealand Pharma A/S on 14 September 2020.

EXHIBIT 15.1 – DEFINITIONS

"Board of Directors" means the board of directors of the Company

"Company" means Zealand Pharma A/S, CVR. no. 20045078

"Employer" means the company within the Zealand Pharma Group employing the Participant

"Entry Letter" means the letter signed by the Company and co-signed by each Participant (electronically) certifying the participation of the Participant under RSU PROGRAM 2020-1 including specification of the number of RSUs awarded to the Participant

"RSU PROGRAM 2020-1" means this Restricted Share Unit Program 2020 including exhibit 15.1

"Zealand Pharma Group" means the Company and its subsidiaries

"Participant" means a member of the corporate management of the Zealand Pharma Group appointed by the Board of Directors to participate in the RSU Program 2020-1

"Restricted Share Unit" means a conditional right to one (1) Share under this RSU Program 2020-1

"Service Agreement" means an individual service agreement entered into between an Employer and a Participant

"Share" means a share of nominal DKK 1 in the Company

"Vesting Period" means 14 September 2020 – 13 September 2023

Frank Sanders

14 September 2020

Entry Letter for Restricted Share Unit Program 2020-1

Dear Frank Sanders

Reference is made to the Restricted Share Unit Program 2020 (the "RSU Program 2020-1") attached to this Entry Letter.

All capitalised terms used in this Entry Letter shall have the same meaning as in the RSU Program 2020-1 unless otherwise defined in this Entry Letter.

The Company hereby grants you 5,864 RSUs with a total value of DKK 1,293,129 (USD 206,027) (the "2020 Grant").

The RSUs are subject to the terms and conditions set out in the RSU Program 2020-1.

This Entry Letter must be accepted electronically no later than 17 September 2020.

In order to receive the RSUs you must inform the Company of your Custody bank and account number no later than 1 August 2023.

We look forward to a continued fruitful co-operation.

Yours sincerely

Zealand Pharma A/S	Zealand Pharma A/S

Martin Nicklasson	Kirsten Drejer
Chairman of the Board of Directors	Vice Chairman of the Board of Directors